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                                                                      Exhibit 12

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)

                                                          Three                       Six
                                                       Months Ended               Months Ended

                                                 6/30/97        6/30/96      6/30/97      6/30/96

Earnings (loss) before income taxes                47.2          44.1         92.3          83.2
Add:
     Interest on indebtedness
        net of capitalized interest                 0.9           1.4          2.7           2.8
     Portion of rents representative
        of the interest factor                      1.3           1.3          2.6           2.7
                                                   ----          ----         ----          ----
Earnings as adjusted                               49.4          46.8         97.6          88.7

Fixed charges:
     Interest on indebtedness                       1.1           1.7          3.1           3.3
     Portion of rents representative
        of the interest factor                      1.3           1.3          2.6           2.7
                                                   ----          ----         ----          ----
Fixed charges                                       2.4           3.0          5.7           6.0
                                                   ----          ----         ----          ----

Ratio of earnings to fixed charges                 20.6          15.6         17.1          14.8
                                                   ----          ----         ----          ----
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